UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2014

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The description in Item 2.03 of this Current Report on Form 8-K is incorporated in its entirety into this Item 1.02 by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2014, Best Buy Co., Inc. (“Best Buy” or the “registrant”) entered into a $1.25 billion five-year senior unsecured revolving credit facility agreement (the “Five-Year Facility Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) as administrative agent, and a syndicate of banks (collectively, the “Lenders”). The Five-Year Facility Agreement will replace the previous $1.5 billion senior unsecured revolving credit facility (the “Previous Facility”), with a syndicate of banks, including JPMorgan acting as administrative agent. The Previous Facility, which was originally scheduled to expire in October 2016, was terminated on June 30, 2014. The Five-Year Facility Agreement permits borrowings up to $1.25 billion and terminates in June 2019. No amounts are currently outstanding under the Five-Year Facility Agreement. The Five-Year Facility Agreement contains substantially the same terms as the Previous Facility. The registrant’s $500 million 364-day senior unsecured revolving credit facility agreement with JPMorgan, which was entered into on June 25, 2013, expired on June 25, 2014. The registrant deemed the credit available under the Five-Year Facility sufficient given its current cash position and funds generated by operations.

The interest rate under the Five-Year Facility Agreement is variable and is determined at the registrant’s option as: (i) the sum of (a) the greatest of (1) JPMorgan's prime rate, (2) the federal funds rate plus 0.5%, and (3) the one-month London Interbank Offered Rate (“LIBOR”) plus 1%, and (b) a variable margin rate (the “ABR Margin”); or (ii) the LIBOR plus a variable margin rate (the “LIBOR Margin”). In addition, a facility fee is assessed on the commitment amount. The ABR Margin, LIBOR Margin and the facility fee are based upon the registrant’s current senior unsecured debt rating. Under the Five-Year Facility Agreement, the ABR Margin ranges from 0.0% to 0.925%, the LIBOR Margin ranges from 1.000% to 1.925%, and the facility fee ranges from 0.125% to 0.325%.

The Five-Year Facility Agreement is guaranteed by specified subsidiaries of the registrant and contains customary affirmative and negative covenants. Among other things, these covenants restrict the registrant’s and certain of its subsidiaries’ ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in corporate structure or the nature of its business, dispose of material assets, engage in a change in control transaction, make certain foreign investments, enter into certain restrictive agreements, or engage in certain transactions with affiliates. The Five-Year Facility Agreement also contains covenants that require the registrant to maintain a maximum quarterly cash flow leverage ratio and a minimum quarterly interest coverage ratio. The Five-Year Facility Agreement contains customary default provisions including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants.

Some of the Lenders and/or their affiliates have other business relationships with the registrant involving the provision of financial and banking-related services, including cash management, loans, foreign exchange contracts, letters of credit and bank guarantee facilities, investment banking and trust services.

The foregoing description of the Five-Year Facility Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Five-Year Facility Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Five-Year Credit Agreement dated as of June 30, 2014, among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: July 2, 2014	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
Executive Vice President, General Counsel and Secretary

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